UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 14, 2020

Date of Report (Date of earliest event reported)

ODYSSEY GROUP INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

333-200785

(Commission File Number)

Nevada	47-1022125
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

2372 Morse Ave., Irvine, CA	92614
(Address of principal executive offices)	(Zip Code)

(619) 832-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(g) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
Common Stock ($0.001 par value)	ODYY	OTC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On August 14, 2020, Odyssey Group International, Inc. (“Odyssey” or the “Company”) entered into a Purchase Agreement (the “LPC Purchase Agreement”) and a Registration Rights Agreement (the “RRA”) with Lincoln Park Capital Fund, LLC, an Illinois limited liability company (“LPC”). Upon the satisfaction of the conditions to the Company’s right to commence sales under the LPC Purchase Agreement, including the registration of shares of Common Stock issuable under the LPC Purchase Agreement in accordance with the RRA (the “Commencement” and the date of satisfaction of such conditions the “Commencement Date”), the Company has the right, in its sole discretion, to sell to LPC up to $10,250,000 in shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), from time to time over a 36-month period pursuant to the terms of the LPC Purchase Agreement.

Upon entering into the LPC Purchase Agreement and RRA, on August 14, 2020, Odyssey sold 602,422 shares of common stock to LPC in an initial purchase for a total purchase price of $250,000. Thereafter, and subject to the conditions of the LPC Purchase Agreement and RRA, on any business day and subject to certain customary conditions, the Company may direct LPC to purchase to up to 200,000 shares of Common Stock (such purchases, “Regular Purchases”). The amount of a Regular Purchase may increase up to 100,000 shares of Common Stock under certain circumstances based on the market price of the Common Stock. There are no limits on the price per share that LPC may pay to purchase Common Stock under the LPC Purchase Agreement, provided that LPC’s committed obligation under any Regular Purchase shall not exceed $50,000 unless the median aggregate dollar value of the volume of shares of Common Stock during the 20 consecutive trading day period ending on the date of the applicable Regular Purchase equals or exceeds $100,000, in which case LPC’s committed obligation under such single Regular Purchase shall not exceed $500,000. In addition, if the Company has directed LPC to purchase the full amount of Common Stock available as a Regular Purchase on a given day, it may direct LPC to purchase additional amounts as “accelerated purchases” and “additional accelerated purchases” as set forth in the LPC Purchase Agreement. The purchase price of shares of Common Stock will be based on the then prevailing market prices of such shares at the time of sale as described in the LPC Purchase Agreement.

The LPC Purchase Agreement limits the Company’s sale of shares of Common Stock to LPC, and LPC’s purchase or acquisition of Common Stock from the Company, to an amount of Common Stock that, when aggregated with all other shares of Common Stock then beneficially owned by LPC would result in LPC having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding shares of Common Stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder.

The LPC Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification and termination provisions by, among and for the benefit of the parties. LPC has covenanted not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of Common Stock. The LPC Purchase Agreement does not limit the Company’s ability to raise capital from other sources at its sole discretion; provided, however, that the Company shall not enter into any “Variable Rate Transaction” as defined in the LPC Purchase Agreement, including the issuance of any floating conversion rate or variable priced equity-like securities, but excluding any “At-the-Market” offering with a registered broker-dealer, until the later of (i) the 36-month anniversary of the date of the LPC Purchase Agreement, and (ii) the 36-month anniversary of the Commencement Date (if the Commencement has occurred), in either case irrespective of any earlier termination of the LPC Purchase Agreement. The LPC Purchase Agreement may be terminated by the Company at any time at its discretion without any cost to the Company.

The Company intends to use the proceeds from the LPC Purchase Agreement for general corporate purposes, including for working capital, capital expenditures and for funding additional preclinical development and potentially future clinical development of the Company’s pipeline candidates. In consideration for entering into the LPC Purchase Agreement, the Company will issue 793,802 shares of Common Stock to LPC .

The foregoing descriptions of the LPC Purchase Agreement and the RRA are qualified in their entirety by reference to the full text of the LPC Purchase Agreement and the RRA, a copy of each of which is attached hereto as Exhibit 10.1 and 10.2, respectively.

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Item 3.02	Unregistered Sales of Equity Securities.

See Item 1.01 for discussion of the Common Stock issued and to be issued to LPC. Such Common Stock shall be issued pursuant to a Registration Statement to be filed with the Securities and Exchange Commission within 20 days of the execution of the RRA registering such shares of Common Stock under the Securities Act of 1933, as amended, relating to the resale of the thereof.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

10.1	Purchase Agreement, dated August 14, 2020, by and between Odyssey Group International, Inc. and Lincoln Park Capital Fund, LLC

10.2	Registration Rights Agreement, dated August 14, 2020, by and between Odyssey Group International, Inc. and Lincoln Park Capital Fund, LLC

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ODYSSEY GROUP INTERNATIONAL, INC.

Date: August 14, 2020	By:	/s/ Joseph Michael Redmond
Name: Joseph Michael Redmond
Title: Chief Executive Officer

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